News Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830; tmckay@fhlb-pgh.com

Santander Bank CFO is elected to FHLBank Pittsburgh Board;
Duke Dayal to Fill the Vacant Delaware Member Seat

PITTSBURGH, July 26, 2017 – Madhukar “Duke” Dayal, Chief Financial Officer of Santander Bank, N.A., has been elected by the Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank) in accordance with the rules of the Federal Housing Finance Agency, which require the Board to select an officer or director of a Delaware member of FHLBank to fill the remaining term of the vacant position. FHLBank’s Board selected Mr. Dayal, whose term will expire on December 31, 2019.

In addition to serving as CFO of Santander Bank, Mr. Dayal is also CFO of Santander Holdings USA, Inc. He will serve on the Board’s Finance Committee and the Human Resources and Office of Minority and Women Inclusion Committee.

Prior to joining Santander in 2016, Mr. Dayal was Chief Financial Officer at BNP Paribas USA and BankWest Corporation in San Francisco, having been promoted to that position from CFO of BancWest Corporation and Bank of the West. Mr. Dayal’s financial services career also includes executive positions within Brysam Global Partners, Citigroup and Diageo.

Mr. Dayal earned his BA in accounting and finance from Trent University in Nottingham, UK and is a member of the Chartered Institute of Management Accountants in London. He serves on the board of the Institute of International Bankers and recently served as a member of the executive committee on the boards of both the World Affairs Council of Northern California and the College Preparatory School in Oakland, California.

About Santander Bank, N.A. and Santander Holdings USA, Inc.

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), one of the most respected banking groups in the world with more than 125 million customers in the U.K., Europe, Latin America and the U.S. As the intermediate holding company for Santander’s U.S. businesses, SHUSA includes six financial companies with more than 17,500 employees, 5.2 million customers and assets of over $135.1 billion. These include Santander Bank, N.A., one of the country’s largest retail and commercial banks by deposits; Santander Consumer USA Holdings, Inc. (NYSE: SC), an auto finance and consumer lending company; Banco Santander International of Miami; Banco Santander Puerto Rico; Santander Securities LLC of Boston; and Santander Investment Securities Inc. of New York.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of the banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

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